UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 30, 2026

ZILLOW GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	001-36853	47-1645716
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Second Avenue, Floor 36, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)
(206) 470-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ZG	The Nasdaq Global Select Market
Class C Capital Stock, par value $0.0001 per share	Z	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.
On January 30, 2026, Zillow Group, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, MFTB Holdco, Inc., Zillow, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Goldman Sachs Bank USA as administrative agent (in such capacity, the “Administrative Agent”) and as an issuing bank, and the other issuing banks from time to time party thereto. The Credit Agreement provides for a $500 million revolving credit facility, which amount may be increased by an additional $250 million subject to the terms of the Credit Agreement. As of January 30, 2026, the Borrower had no outstanding revolving loans under the Credit Agreement.

Revolving loans may be borrowed, repaid and reborrowed under the Credit Agreement until January 30, 2031, at which time all amounts borrowed must be repaid. Revolving loans may be prepaid, and revolving loan commitments may be permanently reduced by the Borrower in whole or in part, without penalty or premium.

Revolving loans under the Credit Agreement will bear interest, at either (i) a floating rate per annum equal to the Alternate Base Rate (as defined in the Credit Agreement) plus a margin of from 0.25% to 0.75%, depending on the Company’s Total Net Leverage Ratio (as defined in the Credit Agreement) or (ii) a per annum rate equal to the secured overnight financing rate plus a margin of from 1.25% to 1.75%, depending on the Company’s Total Net Leverage Ratio. Under the Credit Agreement, the Borrower will pay to the Administrative Agent for the account of each revolving lender a commitment fee on a quarterly basis based on amounts committed but unused under the revolving facility of 0.25%.

The Credit Agreement contains customary representations, warranties and affirmative and negative covenants, including a financial covenant. The negative covenants include restrictions on the incurrence of liens and indebtedness, certain investments and acquisitions, dividends, stock repurchases, transactions with affiliates and other matters, all subject to certain exceptions. The financial covenant requires the Company not to exceed a Total Net Leverage Ratio of 3.75:1.00, subject to a step-up by 0.75:1.00 at the election of the Borrower for four fiscal quarters following a Qualified Acquisition (as defined in the Credit Agreement), which election may only be exercised twice. The financial covenant is applicable if the aggregate amount of revolving loans and letters of credit outstanding under the Credit Agreement (subject to certain exceptions) exceeds 30% of the committed amount.

The Credit Agreement includes customary events of default that include, among other things, non-payment of amounts borrowed, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material unpaid final judgments, change of control and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The Borrower’s obligations under the Credit Agreement are guaranteed by the Company, MFTB Holdco, Inc. and certain of the Borrower’s subsidiaries. The Borrower’s obligations under the Credit Agreement are secured by a first priority security interest in substantially all of the assets of the Borrower and such guarantors, subject to customary exclusions. Proceeds under the Credit Agreement will be used for general corporate purposes.

The Administrative Agent and the Lenders, and certain of their respective affiliates, have provided, and in the future may provide, financial, banking and related services to the Company. These parties have received, and in the future may receive, compensation from the Company for these services.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2026	ZILLOW GROUP, INC.

	By:	/s/ JENNIFER ROCK
	Name:	Jennifer Rock
	Title:	Chief Accounting Officer